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PRICING SUPPLEMENT NO. 5, DATED:  May 11, 2000                                                         RULE 424(b)(2)
to Prospectus Supplement Dated September 13, 1996                                REGISTRATION STATEMENT NO. 333-10577
to Prospectus Dated September 13, 1996



                                    KEYCORP

                                  $100,000,000

                   [X]  SENIOR MEDIUM-TERM NOTES, SERIES D
                   [ ]  SUBORDINATED MEDIUM-TERM NOTES, SERIES C


              [X]  Floating Rate Notes       [ ]       % Fixed Rate Notes
              [X]  Book-Entry Notes          [ ]  Certificated Notes


               Original Issue Date:  May 15, 2000
               Maturity Date:  May 15, 2001
               Issue Price:  99.98%
               Paying Agent:  Bankers Trust Company
               Authenticating Agent:  Bankers Trust Company


Option to Elect Redemption:      [ ]  Yes   [X]  No      Option to Extend Maturity:                      [ ]   Yes       [X]  No
--------------------------                              -------------------------

Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

Option to Elect Repayment:       [ ]   Yes  [X]  No      Specified Currency (not U.S. Dollars):          [ ]  Yes         [X] No
-------------------------                               -------------------------------------

Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):                             Optional Interest Rate Reset:                     [ ]   Yes       [X]  No
Amortization Schedule (if any):                        Optional Interest Rate Reset Dates:               [ ]   Yes       [X]  No
Sinking Fund Defeasance:         [ ]  Yes   [X]  No    Optional Extension of Maturity:                   [ ]   Yes       [X]  No
                                                       Length of Extension Period:                       [ ]   Yes       [X]  No

Minimum Denominations: [ ]  $100,000   [ ]  $1,000    [X]  Other:  $250,000, with $50,000 increments thereafter


                             FIXED RATE NOTES ONLY
                             ---------------------


Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than May 16 and November 16:

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                            FLOATING RATE NOTES ONLY

                                   Base Rate:


                     [ ]  CD Rate                         [ ]  Treasury Rate
                     [ ]  Commercial Paper Rate           [ ]  CMT Rate
                     [ ]  Federal Funds Rate              [ ]  COFI Rate
                     [X]  LIBOR                           [ ]  Other (specify):
                     [ ]  Prime Rate


Initial Interest Rate:  3-month LIBOR effective on               Total Amount of OID:  n/a
 May 11, 2000 minus .02%

                                                                 Yield to Maturity:  n/a

Index Maturity: 3-month LIBOR                                    Initial Accrual Period OID
                                                                  and Designated Method:  n/a

                                                                 Interest Determination Date:
                                                                  Two London business days prior to
                                                                  each Interest Reset Date

Spread (Plus or minus):  Minus .02%                              Interest Reset Period: Quarterly

                                                                 Interest Reset Dates: Quarterly on
                                                                   the 15th day of February, May, August
                                                                   and November, commencing on August 15, 2000

Maximum Interest Rate: n/a                                       Interest Payment Dates:  Quarterly on the
                                                                   15th day of February, May, August and
                                                                   November, commencing on August 15, 2000
                                                                   and ending on May 15, 2001, subject to
                                                                   modified following business day convention.
Calculation Date: n/a

Minimum Interest Rate: n/a                                       Spread Multiplier:  n/a

                                                                 Telerate Page:  3750

Calculation Agent: KeyBank National Association                  Other Terms (if any):  n/a

AGENT:  [X]   Salomon Smith Barney Inc.                          Agent's Discount or Commission: .02% ($20,000)
-----   [ ]   Chase Securities Inc.                              Trade Date: May 10, 2000
        [ ]   Citicorp Securities, Inc.                          Proceeds to KeyCorp:  $99,980,000
        [ ]   Credit Suisse First Boston Corporation
        [ ]   Goldman, Sachs & Co.
        [ ]   J.P. Morgan Securities Inc.
        [ ]   Other _________________________

[ ]   Acting as Agent        [ ] Agent is acting as Agent for the sale of Notes by KeyCorp at a price of      %
                                 of the principal amount

[X]  Acting as Principal     [X]  Agent is purchasing Notes from KeyCorp as Principal for resale to investors and other purchasers at:
                                  [ ] a fixed public offering price of      % of the Principal amount
                                      [X] varying prices related to prevailing market prices at the time of resale to be determined by such  Agent

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